UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Section 240.14a-12
PDC 2005-B Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Limited partnership units of PDC 2005-B Limited Partnership

(2)	Aggregate number of securities to which transaction applies:

1970.98 limited partnership units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value of the transaction was calculated by multiplying the 1970.98 limited partnership units held by limited partners unaffiliated with Petroleum Development Corporation by $6,544 per limited partnership unit. The filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$12,898,093.12

(5)	Total fee paid:

$1,498

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$724

(2)	Form, Schedule or Registration Statement No.:

Schedule 13e-3/A

(3)	Filing Party:

PDC 2005-B Limited Partnership

(4)	Date Filed:

February 24, 2011

(1)	Amount Previously Paid:

$774

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

PDC 2005-B Limited Partnership

(4)	Date Filed:

December 3, 2010

PDC 2005-B LIMITED PARTNERSHIP

SUPPLEMENT TO PROXY STATEMENT
ADDITIONAL CASH CONSIDERATION OFFERED TO INVESTORS

To the investors in PDC 2005-B Limited Partnership:

On or about February 7, 2011, we mailed to you a definitive proxy statement dated February 4, 2011 and invited limited partners other than Petroleum Development Corporation and its affiliates, which we refer to as the investors, in PDC 2005-B Limited Partnership, which we refer to as the partnership, to attend a special meeting of the investors of the partnership on March 25, 2011.

We have decided to offer additional cash consideration of $1,038 per limited partnership unit held by investor if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by Petroleum Development Corporation, which we refer to as PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan, less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. Besides increasing the cash consideration payable to investors, this proxy supplement does not change the terms of the proposed merger transaction. Please read this document carefully and we also encourage you, if you have not done so already, to review carefully the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011.

The date and time of the special meeting has not changed. The special meeting will continue to be held at 10:00 a.m., local time, on March 25, 2011 at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. The record date for the special meeting has not changed and remains January 31, 2011. This means that only holders of limited partnership units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.

The affirmative vote of the holders of a majority of the outstanding limited partnership units held by the investors is required to approve the amendment to the partnership agreement and the merger agreement. All investors will be bound by the vote of the investors at the special meeting. If the amendment to the partnership agreement is not approved by the required vote, the merger agreement proposal will not be presented or considered for approval at the special meeting. PDC and its affiliates will not vote at the special meeting either as the managing general partner or with respect to any limited partnership units they own. Investors are entitled to assert appraisal rights and have the right to dissent from the merger under the West Virginia Business Corporation Act and thereby to receive a payment in cash for the fair value of their limited partnership units.

Your vote is important regardless of the number of limited partnership units you own.  For your convenience, we have enclosed a proxy card with this proxy supplement. If you have already delivered a properly executed proxy card regarding any of the proposals related to the special meeting of the investors or if you have already voted over the internet, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope or vote over the internet at http://www.pdcgas.com/castmyvote.cfm. If you choose to vote over the internet, you will be required to enter your Unique ID. Your Unique ID is the 8-to-10 digit number found on the bottom left of the proxy card included with the enclosed proxy statement. You may revoke any proxy that you have previously delivered prior to the special meeting by delivering a written notice to the partnership stating that you have revoked your earlier proxy or by delivering a later-dated proxy at any time prior to the special meeting. You may also revoke your proxy or change your earlier vote over the internet by following the instructions at that site. Investors who attend the special meeting may vote in person, even if they have previously delivered a signed proxy, including a proxy voted over the internet.

If you have any questions about the proposed merger transaction, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com.

If the merger is approved, we intend to mail checks to the investors within 30 days after completing the merger. Checks will be mailed to the same addresses to which monthly distribution checks are mailed.

PDC 2005-B Limited Partnership

Darwin L. Stump
Vice President Accounting Operations
Petroleum Development Corporation,
Managing General Partner

YOU SHOULD CAREFULLY CONSIDER THE RISKS RELATING TO THE MERGER DESCRIBED IN THE SECTION ENTITLED “RISK FACTORS” IN THE DEFINITIVE PROXY STATEMENT DELIVERED TO INVESTORS ON OR ABOUT FEBRUARY 7, 2011. IN PARTICULAR, YOU SHOULD NOTE THAT PDC’S BOARD OF DIRECTORS HAD CONFLICTING INTERESTS IN EVALUATING THE MERGER. THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The attached proxy supplement is dated February 24, 2011. It is first being mailed to the investors on or about February   , 2011.

INTRODUCTION

When this proxy supplement uses the terms “PDC,” “we,” “us,” “our” or “ours” it is referring to Petroleum Development Corporation. When this proxy supplement uses the term “merger sub,” it is referring to DP 2004 Merger Sub, LLC. When this proxy supplement uses the term “affiliated officers” it is referring to Messrs. Bart Brookman, Gysle Shellum and Dan Amidon collectively. When this proxy supplement uses the term “partnership affiliates” it is referring to PDC, merger sub and the affiliated officers collectively. When this proxy supplement uses the term “partnership,” it is referring to PDC 2005-B Limited Partnership, and when it uses the term “investors” it is referring to the holders of limited partnership units of the partnership, other than PDC and its affiliates.

This proxy supplement is being sent to you because PDC has decided to offer additional cash consideration of $1,038 per limited partnership unit held by investor if the proposed merger transaction is approved and consummated. As a result, upon consummation of the merger, all of the partnership’s outstanding limited partnership units (other than the limited partnership units owned by Petroleum Development Corporation, which we refer to as PDC, or any subsidiary thereof, and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $6,544 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan, less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes. Besides increasing the cash consideration payable to investors, this proxy supplement does not change the terms of the proposed merger transaction. Please read this document carefully and we also encourage you, if you have not done so already, to review carefully the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011, which we refer to as the definitive proxy statement.

If you have any questions about the proposed merger transaction or any of the foregoing, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com. The definitive proxy statement may also be found on the internet at www.sec.gov. See “Where You Can Find More Information” on page 8 of this proxy supplement.

UPDATE TO SUMMARY TERM SHEET

Questions and Answers About the Additional Cash Consideration

The following section provides brief answers to some of the more likely questions raised in connection with the increased cash consideration being offered to investors and the proposed merger transaction. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and definitive proxy statement carefully, including the appendixes.

Q:	Why are you sending me this proxy supplement?

A:	We are sending you this supplement to the definitive proxy statement because, in light of increased commodity prices, PDC has determined to increase the cash consideration offered for limited partnership units held by investors if the merger transaction is approved and consummated. This proxy supplement provides information with respect to the $1,038 per limited partnership unit of additional cash consideration being offered to investors and updates the definitive proxy statement that was previously mailed to you.

Q:	What will I now receive if the proposed merger transaction is approved and consummated?

A:	Pursuant to the merger agreement, dated November 16, 2010, which we refer to as the merger agreement, entered into by PDC, merger sub, and the partnership, upon consummation of the merger, each limited partnership unit (other than the limited partnership units owned by PDC or any subsidiary thereof and other than limited partnership units owned by investors who properly exercise appraisal rights) will be converted into the right to receive cash in an amount equal to $5,506 per limited partnership unit, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan, less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes (proportionally adjusted for partial limited partnership units). PDC has also agreed to pay, upon consummation of the merger transaction, additional cash consideration in an amount equal to $1,038 per limited partnership unit. Consequently, if the merger agreement is approved and the proposed merger transaction consummated, each investor will be entitled to $6,544 per limited partnership unit, subject to the adjustments described above (other than the limited partnership units owned by PDC or any subsidiary thereof and other than limited partnership units owned by investors who properly exercise appraisal rights). The structure for the proposed merger transaction remains the same and dissenting investors are still entitled to dissenter’s rights, as described in the definitive proxy statement. If holders of less than a majority of the outstanding limited partnership units held by the investors vote to approve either the amendment to the partnership agreement or the merger agreement, PDC will withdraw its offer, each investor will continue to be an investor in the partnership, and the partnership will continue its normal business operations.

A regular cash distribution will be made by the partnership on February 25, 2011 based on the partnership’s production through December 31, 2010. You will continue to receive distribution checks until the transaction is approved by the investors and completed. The merger value was determined based on data projected as of January 1, 2011. We intend to mail you a check for this transaction and the increased cash consideration within 30 days after the merger is completed. Checks will be mailed to the same addresses to which monthly distribution checks are mailed. If the transaction is not approved or completed, you will continue to receive your distributions as you have in the past.

Q:	Where and when is the special meeting?

A:	The date, time and place for the special meeting has not changed. The special meeting of the investors will continue to be held on March 25, 2011, at 10:00 a.m., local time, at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

Q:	What is the record date for the special meeting?

A:	The record dates for the special meeting has not changed. Only holders of limited partnership units (excluding PDC and its affiliates) at the close of business on January 31, 2011, the record date, are entitled to notice of, and to vote at, the special meeting of the partnership or any adjournment or postponement thereof.

Q:	What should I do if I already voted over the internet or using the proxy card you sent me in the definitive proxy statement?

A:	First, carefully read this proxy supplement and the definitive proxy statement, including the appendices attached thereto. If you have already submitted a proxy, or if you have already voted over the internet, you do not need to do anything unless you want to change your vote. If you choose to revoke your proxy that you had earlier mailed to PDC or if you would like to vote a new proxy, please complete, date and sign the enclosed proxy card and mail it (dated as of the date you changed your vote) to Darwin Stump, PDC’s Vice President Accounting Operations, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203. If you cast your vote via the internet at the web site specified above, you may also revoke or change your earlier vote by following the instructions at the web site. Investors may also change their vote by attending the special meeting and voting in person. Investors who attend the special meeting may vote in person, even if they have previously delivered a signed proxy, including a proxy voted over the internet.

Q:	What should I do if I have not voted my limited partnership units?

A:	First, carefully read this proxy supplement and the definitive proxy statement, including the appendices thereto. If you are an investor as of the record date and have not already delivered a properly executed proxy, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-

prepaid envelope or transmit your vote through the internet at http://www.pdcgas.com/castmyvote.cfm. If you choose to vote over the internet, you will be required to enter your Unique ID. Your Unique ID is the 8-to-10 digit number found on the bottom left of the proxy card included with the enclosed proxy statement. Your vote is important. Accordingly, we urge you to sign and return the enclosed proxy card or otherwise submit your vote through the internet whether or not you plan to attend the special meeting.

Q:	Who can answer further questions?

A:	If you have any questions about the proposed merger transaction, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com.

UPDATE TO SPECIAL FACTORS
WITH RESPECT TO THE MERGER

Update to Background of the Merger

The following updates “Special Factors with Respect to the Merger — Background of the Merger” contained in the definitive proxy statement for the period after the mailing of the joint definitive proxy statement.

On February 4, 2011, the partnership filed the definitive proxy statement with the SEC. On or around February 7, 2011, the partnership mailed the definitive proxy statement to the investors of the partnership and began the process of soliciting votes with respect to the merger agreement and related merger.

From February 8, 2011 through February 14, 2011, PDC’s management reviewed the current commodity prices, which had risen sharply versus the commodity prices used to determine the merger value offered to investors in connection with the merger agreement due to recent events in the Middle East, to determine if the amount of consideration offered to investors needed to be increased.

On February 14, 2011, PDC’s management conducted a telephone call with its legal advisors, Andrews Kurth LLP, in which PDC’s management updated Andrews Kurth on the status of current commodity prices and their relationship to the amount of consideration being offered to investors.

On February 15, 2011, PDC management held a conference call, at which Andrews Kurth was present, to discuss how PDC could increase the offer price in light of recent increases in commodity prices. Consequently, PDC’s management considered offering additional cash consideration on a pro rata basis to the investors if the merger were to be approved by the investors.

On February 18, 2011, PDC’s management determined that given the recent increases in commodity prices, it seemed appropriate to offer the investors additional cash consideration of $1,038 per limited partnership unit upon consummation of the merger, in addition to the consideration being offered to the investors in the merger agreement.

On February 21, 2011, PDC’s board of directors held a telephonic meeting, from which members of the special committee were absent, to consider offering investors additional cash consideration in light of increased commodity prices. After lengthy discussions and thorough review with PDC management, the board of directors of PDC approved offering the investors additional cash consideration of $1,038 per limited partnership unit subject to approval of the merger agreement and consummation of the merger. The members of the PDC board of directors that voted in favor of offering investors additional cash consideration were Richard W. McCullough, Joseph E. Casabona, James M. Trimble and Kimberly Luff Wakim.

Update to Sources of Funds

PDC will need approximately $10.9 million in cash to complete the merger and $2.0 million in cash to pay the additional cash consideration offered to investors if the merger agreement is approved and the merger consummated. PDC will finance the merger and the payment of the additional cash consideration by borrowing funds under its revolving credit facility or utilizing a portion of the net proceeds currently held as cash and cash equivalents through the separate offerings discussed in the definitive proxy statement. There are no material conditions to PDC’s ability to obtain the funds through the revolving credit facility. PDC has established no alternative financing arrangements besides the aforementioned. PDC expects to repay borrowings from the credit facility with cash from operations in the ordinary course of business or capital market transactions.

Update to Payment of Expenses and Fees

PDC Securities Incorporated, which we refer to as PDC Securities, was the dealer-manager for the partnership’s public offering of limited partnership units in 2005. PDC Securities is a wholly owned subsidiary of PDC. Two of its registered representatives will assist in the solicitation of proxies from holders of limited partnership units and be available to answer questions raised by the broker-dealer home offices and the selling representatives who previously sold these limited partnership units. If each of the amendment to the partnership agreement and the merger transaction is approved by holders of a majority of the outstanding limited partnership units held by the investors, PDC will pay these two representatives a commission equal to 1.5% of the aggregate merger consideration for their services and will reimburse them for any expenses they incur. If either the amendment to the partnership agreement or the merger transaction is not approved, then the two representatives will not receive any commission or fee other than reimbursement for any expenses they incurred in connection with their solicitation of proxies from holders of limited partnership units. Other employees of PDC Securities are full-time employees of PDC and will assist in the solicitation of proxies but will not receive any additional compensation for their solicitation efforts.

PDC estimates that the updated expenses and fees for the proposed merger transaction and the payment of additional cash consideration to investors will be as follows:

Filing fee with SEC	$1,498
Legal, accounting, financial advisor and other consulting fees	220,000
Printing and mailing fees	60,000
Solicitation and tabulation expenses	243,500
Miscellaneous	10,000

Total expenses	$534,998

UPDATE TO THE SPECIAL MEETING

Update to Solicitation of Proxies and Costs

If each of the amendment to the partnership agreement and the merger transaction is approved by holders of a majority of the outstanding limited partnership units held by the investors, PDC will pay the two representatives of PDC Securities a commission equal to 1.5% of the aggregate merger consideration for their services and will reimburse them for any expenses they incur.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS IN THE DEFINITIVE PROXY STATEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE, BEFORE DETERMINING WHETHER TO VOTE TO APPROVE THE MERGER.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy supplement, and the documents to which we refer you in this proxy supplement, including the definitive proxy statement contain forward-looking statements. These forward-looking statements are not based on historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “will,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond PDC’s or the partnership’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, the partnership’s business, financial condition or results of operations could be materially adversely affected, and investors could lose part or all of their investment. Important factors, risks and uncertainties that may cause actual results to differ from those expressed in our forward-looking statements include, but are not limited to:

•	changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events;

•	changes in financial market conditions, either nationally or locally in areas in which the partnership or PDC conducts its operations;

•	fluctuations in the oil and gas markets;

•	changes in interest rates;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the Internal Revenue Service;

•	new litigation or changes in existing litigation;

•	increased competitive challenges and pricing pressures among petroleum companies;

•	inflation and deflation;

•	legislation or regulatory changes, which adversely affect the ability of the partnership and PDC to conduct the businesses in which they are engaged;

•	future cash distributions to investors;

•	PDC and the partnership’s ability to comply with applicable laws and regulations; and

•	changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies.

In addition, the closing of the merger described in the definitive proxy statement and discussed in this proxy supplement is subject to various conditions, including the receipt of the affirmative vote of the holders of a majority of the outstanding limited partnership units held by the investors and other customary closing conditions. No assurances can be given that the proposed merger transaction will be consummated on the terms contemplated or at all.

The forward-looking statements in this proxy supplement are made as of the date hereof, and we do not assume any obligation to update, amend, or clarify them to reflect events, new information, or circumstances occurring after the date hereof except as required by applicable federal securities laws. A Schedule 13E-3 filed with the SEC with respect to the proposed merger will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

You should rely only on the information contained in this document and the definitive proxy statement in deciding whether to vote for the amendment to the partnership agreement and the merger. The appendices to the definitive proxy statement constitute an integral part of this document. Please carefully read all of the appendices. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated February 24, 2011.

You should not assume that the information contained in this document is accurate as of any date other than such date.

Notwithstanding any statement made in this proxy supplement, the definitive proxy statement or in any document incorporated herein by reference, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with the proposed going-private merger transaction.

UPDATE TO PROPOSAL 2 — APPROVAL OF THE MERGER AGREEMENT

Proposal 2 will only be considered and voted upon only if Proposal 1 is approved by the investors. Proposal 1 is discussed in further detail in the definitive proxy statement filed with the SEC on February 4, 2011 and mailed to investors on or about February 7, 2011.

Proposal 2 provides that the investors will consider and vote upon the proposed Agreement and Plan of Merger, dated as of November 16, 2010, by and among the partnership, PDC, and the merger sub, a copy of which is attached as Appendix A to the definitive proxy supplement. Due to increased commodity prices since the date the merger agreement was entered into, PDC has decided to offer additional cash consideration of $1,038 per limited partnership unit held by such investor if the proposed merger transaction is approved and consummated. As a result and as consideration for the consummation of the merger, investors (other than investors who properly exercise appraisal rights) will be entitled to receive cash in an amount equal to $6,544 per limited partnership unit held by such investor, plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan, less the sum of the per unit cash distributions made after February 28, 2011 and before the transaction closes.

IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON FEBRUARY 4, 2011, THE SPECIAL COMMITTEE, ON BEHALF OF PDC IN ITS CAPACITY AS THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP, RECOMMENDED A VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF PDC DID NOT SEEK FROM THE SPECIAL COMMITTEE, NOR DID THE SPECIAL COMMITTEE PROVIDE, AN ADDITIONAL OR UPDATED RECOMMENDATION “FOR” THE APPROVAL OF THE MERGER AGREEMENT OR AS TO THE FAIRNESS TO THE UNAFFILIATED INVESTORS OF THE ADDITIONAL CASH CONSIDERATION.

METHOD OF DETERMINING AMOUNT OF ADDITIONAL CASH CONSIDERATION OFFERED

PDC established the additional cash consideration being offered to investors for purposes of the merger, and therefore the additional cash consideration was not determined by arm’s-length negotiations. See the sections entitled “Risk Factors — You were not independently represented in establishing the terms of the merger,” “Risk Factors — The interests of PDC, the merger sub and their directors and officers may differ from your interests,” and “Special Factors with Respect to the Merger — Conflicting Duties of PDC, Individually and as the General Partner” in the definitive proxy statement for a discussion of the inherent conflicts of interest presented in connection with the proposed merger transaction.

Components of Additional Cash Consideration

The $1,038 per limited partnership unit of additional cash consideration assigned to the partnership in connection with the increased offer was based on an effective transaction date of January 1, 2011 and calculated as follows:

•	PDC calculated the volumes of the partnership’s proved reserves as of January 1, 2011 based on a future production curve consistent with the production curves used in the partnership’s proved reserve report as of December 31, 2009, with the addition of estimated reserves attributable to non-proven recompletion and drilling projects not included in the partnership’s proved reserve report.

•	PDC calculated the present value of estimated future net cash flows from the partnership’s estimated production and reserves as of January 1, 2011 using (1) 100% of the arithmetic average of the five-year NYMEX futures price as of February 17, 2011 for oil, which was approximately $97.43 per barrel, less standard industry adjustments and differentials by area, and (2) 100% of the arithmetic average of the five-year NYMEX futures price as of February 17, 2011 for gas, which was approximately $5.00 per Mcf, less standard industry adjustments and differentials by area. Standard industry adjustments included:

•	the effects of oil quality;

•	BTU content for gas;

•	oil and gas gathering and transportation costs; and

•	gas processing costs and shrinkage.

Those adjustments reflected assumptions about the costs to extract and process, if necessary, crude oil, natural gas liquids and natural gas and transport them to their point of sale.

•	PDC calculated the present value of the estimated future net cash flows using before tax discount rates of 15% for proved developed producing reserves and 25% for proved developed non-producing reserves.

•	Proved developed non-producing reserves include both Codell refracturing and Niobrara recompletion projects.

•	Substantial capital expenditures could increase production, but given that the partnership cannot incur debt, such capital expenditures could only be made by withholding distributions over the long term.

•	Non-proven undeveloped projects were valued at $10,000 per drilling location.

•	The above calculations resulted in a value per limited partnership unit of approximately $6,544. PDC arrived at the $1,038 per limited partnership unit of additional cash consideration being offered by deducting the $5,506 per limited partnership unit of cash consideration being offered pursuant to the merger agreement from the $6,544 per limited partnership unit value determined using current commodity prices.

A copy of the partnership’s reserve report as of December 31, 2009, including the assumptions used in the preparation of that report, is included as Appendix D to the definitive proxy statement. The partnership’s financial statements as of September 30, 2010 and 2009 and for the three and nine month periods then ended and as of December 31, 2009 and 2008 and for the years then ended are included as Appendix E to the definitive proxy statement.

From the mailing date of this document to the closing date of the merger, PDC will not adjust any of the components of the additional cash consideration being offered to investors.

Estimated Reserve Volumes.  PDC believes it is appropriate to calculate estimated reserve volumes as of January 1, 2011 based upon data rolled forward from the December 31, 2009 reserve report, because PDC anticipates that the merger will be consummated in the first quarter of 2011. In addition, because the partnership’s properties are long-lived, mature, producing properties, PDC believes that the production curves used in preparing the partnership’s reserve report as of December 31, 2009, plus the addition of estimated reserves attributable to recompletion and drilling projects not in the proved reserve report, are appropriate and reasonable.

The reserve estimates do not reflect the effect of any “take-or-pay” clauses in gas contracts, which effect PDC expects to be insignificant.

Present Value of Estimated Future Net Cash Flows.  PDC calculated the present value of estimated future net cash flows of the partnership’s estimated reserves as of January 1, 2011. In determining the present value (and in order to give effect to the inherent uncertainties associated with the timing and profitability of extracting non-producing reserves), PDC used the prices described in the second bullet point under

“— Components of Additional Cash Consideration” above, and used production costs consistent with those assumed in the partnership’s December 31, 2009 reserve report. PDC believes it is appropriate to use production costs similar to those assumed in the December 31, 2009 reserve report because such costs have been fairly stable and predictable over the last several years. In addition, PDC used discount rates of 15% for proved developed producing reserves and 25% for proved developed non-producing reserves to determine the present value of estimated future net cash flows from the partnership’s reserves. PDC believes that these discount rates are within the range of discount rates commonly used in the oil and gas industry in property acquisitions of producing properties, although they are higher than the 10% rate that the SEC requires for comparative purposes in the year-end reports of publicly traded oil and gas companies. Undeveloped reserves were valued at $10,000 per drilling location because these wells are infill projects to 20 acres, require significant capital, and are scheduled for implementation more than five years in the future.

PDC does not believe that the present value of the partnership’s proved reserves is significantly affected by curtailments of gas production.

A regular cash distribution will be made by the partnership on February 25, 2011 based on the partnership’s production through December 31, 2010. If the merger is approved by the investors and completed, investors will be entitled to receive cash in an amount equal to $6,544 per limited partnership unit (which includes the additional $1,038 per limited partnership unit of additional cash consideration), plus the sum of the amounts withheld from per unit cash distributions by the partnership from October 1, 2010 through February 28, 2011 for the partnership’s well refracturing plan, less the sum of the per unit cash distributions made after February 28, 2011.

WHERE YOU CAN FIND MORE INFORMATION

Each of PDC and the partnership is subject to the informational and reporting requirements of the Securities Exchange Act of 1934. Each of PDC and the partnership is required to file annual, quarterly and current reports and other information with the SEC. SEC filings that have been made by PDC or the partnership are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that PDC or the partnership files with the SEC at its public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

You should rely only on the information contained in this proxy supplement, the definitive proxy statement and the appendices to the definitive proxy statement to vote on the proposed merger transaction. We have not authorized anyone to provide you with information that is different from what is contained in this proxy supplement or the definitive proxy statement.

This proxy supplement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

* * * * *

Your vote is important.  To vote your shares, please complete, date, sign and return the proxy card enclosed or vote over the internet at http://www.pdcgas.com/castmyvote.cfm. If you have any questions about the proposed merger transaction, need additional copies of this proxy supplement or the enclosed proxy card or the definitive proxy statement or require assistance in voting your limited partnership units, including information about how to complete and return your proxy card or how to vote over the internet, please contact PDC at 877-395-3228, or email PDC at pdcgas@pdcgas.com.

COMMONLY USED OIL AND GAS TERMS

The definitions set forth below shall apply to the indicated terms as used in this document. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

“Bbl” means a one barrel, or 42 U.S. gallons of liquid volume.

“Bcf” means one billion cubic feet under prescribed conditions of pressure and temperature and represents the basic unit for measuring the production of natural gas.

“BTU” means British Thermal Unit. One British Thermal Unit is the amount of heat required to raised the temperature of one pound of water by one degree Fahrenheit.

“completion” means the installation of permanent equipment for the production of oil or gas.

“development well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“dry hole” means a well found to be incapable of producing hydrocarbons in sufficient quantities to justify completion as an oil or gas well.

“MBbl” means one thousand Bbls.

“Mcf” means one thousand cubic feet.

“Mcfe” means one thousand cubic feet of natural gas equivalent.

“MMbtu” means One Million BTUs.

“MMcf” means one million cubic feet.

“MMcfe” means one million cubic feet of natural gas equivalent.

“natural gas liquids” or “NGLs” means hydrocarbons which can be extracted from wet natural gas and become liquid under various combinations of increasing pressure and lower temperature. NGLs consist primarily of ethane, propane, butane, and natural gasolines.

“NYMEX” means the New York Mercantile Exchange.

“proved developed producing reserves” means proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

“proved developed reserves” means the combination of proved developed producing and proved developed non-producing reserves.

“proved reserves” means those estimated quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonable certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

“proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

“reasonable certainty” means a high degree of confidence.

“reserves” means estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substance to market, and all permits and financing required to implement the project.

“reservoir” means a porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“royalty” means an interest in an natural gas and oil lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“working interest” means an interest in an natural gas and oil lease that gives the owner of the interest the right to drill for and produce natural gas and oil on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest is entitled will be smaller than the share of costs that the working interest owner is required to bear to the extent of any royalty burden.

“workover” means operations on a producing well to restore or increase production.

PDC 2005-B Limited Partnership
Proxy Solicited on Behalf of the Managing General Partner of the Partnership
     The undersigned hereby appoints Darwin L. Stump and Celesta Miracle, and either of them, with full power of substitution, proxies to vote all of the limited partnership units (the “Units”) in PDC 2005-B Limited Partnership (the “Partnership”) which the undersigned is entitled to vote at the special meeting of the investors in the Partnership to be held at 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 on March 25, 2011 at 10:00 a.m, local time, or at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, upon the following proposals, described in the accompanying proxy statement, in accordance with the following instructions. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS INDICATED ON AN OTHERWISE PROPERLY EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” THE FOLLOWING PROPOSALS:
     1. To approve an amendment to the Partnership’s partnership agreement granting to the investors the express right to consider merger transactions.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
     2. To approve the merger agreement by and among Petroleum Development Corporation, or PDC, DP 2004 Merger Sub, LLC, a wholly-owned subsidiary of PDC, and the Partnership, dated as of November 16, 2010, under which the Partnership will merge with and into DP 2004 Merger Sub, LLC, with DP 2004 Merger Sub, LLC being the surviving entity, and pursuant to which the investors will be entitled to receive a cash payment of $5,506 for each Unit owned, plus the sum of the amounts withheld from per Unit cash distributions by the Partnership from October 1, 2010 through February 28, 2011 for the Partnership’s well refracturing plan, less the sum of the per Unit cash distributions made after February 28, 2011 and before the transaction closes, and after the merger, the separate existence of the Partnership will cease, and PDC will own all the interests in DP 2004 Merger Sub, LLC. If approved by the investors and upon consummation of the merger, PDC will provide an additional cash consideration of $1,038 per Unit owned (proportionally adjusted for partial Units) held by such investor.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
     3. To approve any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if, at the special meeting, the number of Units present or represented by proxy and voting in favor of the approval of the amendment to the partnership agreement or the merger agreement is insufficient to approve the amendment of the Partnership agreement or the merger agreement, respectively.
☐ FOR      ☐ AGAINST      ☐ ABSTAIN
     In their discretion to vote upon such other matters that may properly come before the meeting.
X Please mark your Votes as in this Example.

Date:	Signature(s)

Contact phone number and address for payment of merger consideration:*

*	In the event that the amendment to the partnership agreement and the merger are approved and the merger is consummated, all payments of the merger consideration and additional cash consideration described in the definitive proxy statement and proxy supplement will be made by check, and will be mailed to each investor’s address designated for distributions, on file with PDC and the Partnership, unless another address is indicated above.

     You may also vote this proxy over the internet at http://www.pdcgas.com/castmyvote.cfm. Please follow the instructions on the internet site as to how you may vote your Units. If you vote over the internet, you do not need to complete and return this proxy card. If you choose to vote over the internet, you will be required to enter your Unique ID found at the bottom left of this card.

Please sign above exactly as name(s) appear(s) on this proxy card. When signing as attorney, executor, administrator, trustee, guardian, or in any other fiduciary capacity, give full title. If more than one person acts as trustee, all should sign. All joint owners must sign.
     I plan to attend the special meeting:                     [mark if applicable]
     Please mark, sign and date, and mail in the enclosed postage paid envelope.
Investors Name:

Unique ID: